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                                                                    EXHIBIT 10.2


              Flowserve Corporation Executive Equity Incentive Plan
                  amended and restated effective July 21, 1999


I. PURPOSE

         The purpose of the Flowserve Corporation Executive Equity Incentive Plan ("Plan") is as follows:

         A. To provide a significant incentive to executive officers to remain in key leadership roles in Flowserve Corporation (the "Company") by more closely tying the interests of such officers to the creation of increased share value and meeting shareholder goals.

         B. To require each executive officer to make a personal capital investment in the Company's common stock.

         C. To ensure that each executive officer has a significant personal stake in the performance of the Company's stock both for the "downside risk" and the "upside potential" as do other shareholders.

         D. To encourage each executive officer to work with his or her peers to create an effective leadership team benefiting the Company through leveraging their collective understanding of the business and know-how to meet the requirements for its success.

II. ELIGIBILITY

         A. Executive officers of the Company shall normally be invited to participate in the Plan upon their appointment by the Board of Directors to a position rated at least 1600 Hay points or the equivalent level in another management evaluation system.

         In addition, notwithstanding current position level, the following executive officers shall retain their prior status as Plan participants as long as they remain active employees in Flowserve.

                  1. W.M. Jordan. Plan participation effective February 1991.

                  2. G. A. Shedlarski. Plan participation effective February
                  1991.

                  3. R.F. Shuff. Plan participation effective February 1991.

         B. Officers recommended for inclusion in the Plan must be confirmed and approved by the Compensation Committee before any Plan benefit may be accrued by them.


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III. SUMMARY OF PLAN TERMS AND CONDITIONS

         The Plan contains three basic components which apply to executive officers based on their position.

         A. Personal Investment Requirement

                  1. Plan participants must acquire shares of Flowserve common stock equal to 10% of the restricted stock granted to them prior to the first anniversary of their grants noted below.

                  2. Plan participants must receive at least one-half of any earnings from the Company's long-term incentive plan in the form of Flowserve common stock during the 10 years after their grants noted below.

         B. Stock Option Grant

                  1. Plan participants will receive a stock option grant in the amount of shares applicable to their position, as shown in the chart below, under the stock option plan in effect at the time of their joining the Plan.

                  2. These grants will be subject to all applicable terms and conditions described in greater detail in this document.

         C. Restricted Stock Grant

                  1. Plan participants will receive a grant of restricted stock in the amount of shares applicable to their position, as shown in the chart below, under the restricted stock plan in effect at the time of their joining the Plan.

                  2. These grants will be subject to all applicable terms and conditions described in greater detail in this document.

         D. Grant Chart

     ------------------------------------------------------------------------------------------------------------------
     POSITION                    DESCRIPTION                    RESTRICTED        STOCK          INVESTMENT
                                                                SHARES            OPTIONS        REQUIREMENT
     ------------------------------------------------------------------------------------------------------------------
     Senior Executive Officer    Minimum 2500 Hay points or      15,000            15,000       1,500 shares
                                 equivalent
     ------------------------------------------------------------------------------------------------------------------
     Executive Officer Direct    Minimum 1800 Hay points or       7,500             7,500         750 shares
     Report                      equivalent
     ------------------------------------------------------------------------------------------------------------------
     All Other Board-Appointed   Minimum 1600 Hay points or       5,000             5,000         500 Shares
     Executive Officers          equivalent
     ------------------------------------------------------------------------------------------------------------------



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IV. PURCHASE AND PAYMENT OF SHARES

         A. As a condition of Plan participation, participants must acquire shares of Flowserve common stock for themselves or immediate family members within one year of entry into the Plan equal to 10% of their restricted stock grant. This acquisition may be made on the open market or from existing stock options, at the participant's election.

         B. All payments from any long-term incentive plan are made to Plan participants in the following form for ten years after initial participation in the Plan.

                  1. Participants must take one-half of any payout from the long-term incentive plan in the form of Flowserve common stock, which may be deferred by the Plan participant until retirement.

                  2. Participants may elect to take the other half as cash, stock, deferred cash, or deferred stock.

                  3. The Compensation Committee may elect, in any year, to provide the portion of the long-term incentive award payable that year, which would otherwise be required to be paid out in stock, as payment in cash to any designated Plan participant or Plan participants.

         C. The one-half long-term incentive payout which is awarded in common stock as a requirement of the Plan will be valued as follows:

                  1. The fair market value of Company stock at the time of issuance will be equal to the amount of cash value of one-half of the long-term incentive payout.

                  2. The number of shares due to the Plan participants will not be determined until the payout date.

                  3. These shares will not be registered at issuance and may not be resold for at least two years after issuance and only then under Rule 144.

         D. If a Plan participant sells any of the common stock received as payment under the long-term incentive plan or sells any of his or her holdings of common stock, except when approved in advance by the Compensation Committee, he or she will forfeit an equal amount of unexercised stock options and restricted stock granted under the Plan as described hereafter. This forfeiture does not apply to the bonafide gift of common stock; the use of stock to pay the exercise price or withholding tax of exercised stock options; or the use of stock to otherwise increase the net holdings of common stock by the participant. All of these actions are permitted to continue without penalty.


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V. STOCK OPTION GRANT

         A. Plan participants will receive a stock option grant from the Company in the amount of shares shown on the Grant Chart at the time they enter the Plan. The option shares will be granted under the stock option program in place at the time the participants enter the Plan.

         B. The options are priced at their current market value on the date of the grant.

         C. The options are not exercisable for one year, but are then exercisable only to the extent that the Plan participant has acquired beneficial ownership of shares of common stock subsequent to this grant.

         D. The options granted are nonqualified, with the accompanying tax consequences, including deductibility of the "spread" (between current value and purchase price at exercise) for the Company and corresponding income to the participant.

         E. The options are for a 10 year term and expire at that date to the extent unexercised.

         F. Any option is forfeited within 30 days after the participant leaves the Company for any reason except death, disability, normal retirement at age 65 or early retirement with the consent of the Compensation Committee. In such cases, the non-forfeited options shall be prorated based upon the number of full calendar quarters of participation in the Plan.

         G. Except for certain transfers that may be permitted to immediate family members pursuant to terms of the stock option plan, all options are personal to the participant and non-assignable other than by designation of beneficiary, or if none, by will or the laws of descent and distribution upon the participant's death.

         H. The options are granted without any accompanying stock appreciation rights.

         I. Any other applicable general terms and conditions of the stock option plan in effect at the time of the grant will apply.

VI. RESTRICTED STOCK GRANT

         A. Plan participants will receive a grant of restricted stock from the Company in the amount of shares shown on the Grant Chart at the time they enter the Plan. The restricted stock will be granted under the restricted stock program in place at the time the participants enter the Plan.


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         B. One-half of the shares of this restricted stock grant (2,500, 3,750, or 7,500 shares, as the case may be) will vest on the fifth anniversary of the restricted stock grant. The remaining half of the shares will vest on the tenth anniversary of the restricted stock grant.

         C. The restricted shares are forfeited if the Plan participant leaves the employment of the Company prior to the vesting date for any reason other than death, disability, normal retirement at age 65 or early retirement with the consent of the Compensation Committee. If a Plan participant leaves the Plan for any of the reasons just stated, the restricted shares will vest on a pro rata basis using actual service in increments no less than a full calendar quarter.

         D. The Restricted Stock will be nonassignable. The Company will retain the certificate covering the shares until the vesting date, except as it applies to "deferred shares," as defined in Section VI. H below.

         E. Pursuant to the restricted stock plan, the Plan participant will have dividend and voting rights, regardless of his or her vesting status, except for any restricted stock deferred under Section VI. H below. Applicable restrictions will automatically lapse in the event of a change of control of the Company, notwithstanding the deferral status of any shares.

         F. Except for deferred shares, the taxes resulting from the restricted stock grant will apply upon the vesting of the stock. If a tax liability does occur upon vesting of the undeferred restricted stock granted under the Plan, the Company will provide the Plan participant sufficient money to pay federal, state, and local taxes arising from the vesting through a five-year loan, assuming the maximum net statutory federal, state and local income tax rates apply to the participant. In addition, to help offset this tax liability Plan participants will receive an annual bonus equal to the principal and interest due on the loan that year. This bonus will be payable for a period of five years provided the participant is still actively employed by the Company.

         G. If the Equity Incentive Plan restricted stock grant vests on a pro rata basis for any of the reasons outlined in Section VI (c), the Company will pay a one-time bonus to the affected Plan participant (or the Plan participant's estate) which is equivalent to the tax liability for the vested restricted shares, notwithstanding the deferral status of those shares. This payment will be made at or around the end of the calendar year of such pro rata vesting.

         H. Plan participants may elect to defer receipt and payment of the restricted shares granted through this Plan until their active service with the Company has terminated. This restricted stock will be treated as "deferred shares" in accordance with the provisions of the restricted stock plan in effect at the time of the participants' entry into the Plan. As a condition for electing deferral, Plan participants must take all required actions deemed to be necessary by the


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         Company's General Counsel to effect the deferral including, but not limited to, completion of deferral election forms satisfactory to the Company and complying with the provisions of the restricted stock plan governing deferred shares. In order to be valid, all deferral elections must be appropriately filed with the Secretary of the Company on or before August 31 of the year preceding the vesting of the restricted shares.

         I. In order to assist the Plan participants in the payment of taxes arising from the distribution of deferred shares after their active employment has ended with the Company, the Company will make the following payment to the Plan participant as determined through the following procedure.

                  1. The Company will calculate the total federal, state, and local income taxes that the Plan participant would have owed upon the vesting of the restricted shares if they had not been deferred shares, assuming the maximum net federal, state and local income tax rates apply to the participant.

                  2. The Company will accrue an amount equal to one-fifth of this tax liability calculation.

                  3. The benefit, equal to this one-fifth calculation, will be accrued to the Plan participant's account on each anniversary of the vesting (not to exceed five), provided the Plan participant is still actively employed by the Company on each of these anniversary dates.

                  4. The Company, simultaneous with each accrual, will also accrue an amount equal to the interest which would be accrued to a participant's account under the Rabbi Trust if such total tax liability amount were funded into the participant's cash account in the Trust on the day of the restricted share vesting. The amount of the aforementioned cash payment to the Plan participant electing deferred shares is the amount of this accrual including the applicable interest credits. This payment is also to be made within thirty (30) days after the Plan participant terminates service with the Company. However, the Plan participant will have no further accrual nor resulting rights to payment after he or she leaves the service of the Company.

VII. MISCELLANEOUS

         A. The commitment of the Company to enter an eligible executive officer into this Plan is only effective upon Compensation Committee`s approval of the executive officer's participation. No other employee of the Company may participate in any benefit of this Plan without Compensation Committee approval.



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         B. The stock option grant and restricted stock grant are effective within one full working day after the date of approval by the Compensation Committee to become a Plan participant.

         C. Appropriate legal documentation will be prepared and executed by the Company and the Plan participants to affirm their respective rights and obligations. This legal documentation is subject to ratification by either the Chairman of the Compensation Committee or by the Company's Chief Executive Officer, where applicable.

         D. The Plan is administered by the Compensation Committee of the Board.

         E. All applicable legal requirements governing the Plan are also to be met, including applicable proxy statement disclosures, SEC filings and other matters.

         F. The Plan participants' participation in other Company compensation programs is not affected by the Plan, provided that an officer shall not be eligible to receive any other stock option or restricted stock grants during the calendar year in which he or she begins Plan participation, unless otherwise specially approved by the Compensation Committee.

         G. A participant's exercise of stock appreciation rights, which were granted with options outside the Plan, shall have no effect on the Plan.

         H. The number of shares granted under the stock option and restricted stock provisions of the Plan, or which are required to be purchased by the participant under Section III. A shall be automatically adjusted for any stock dividends, stock splits, or similar recapitalizations affecting the common stock in general.

         I. All duties and obligations of a participant under the Plan expire on the tenth anniversary of his or her initial participation in the Plan, except with regard to the officer's need to maintain continued employment with the Company to receive the tax reimbursement funding described in Section VI. F or its functional equivalent covering deferred shares described in Section VI. I, whichever is applicable.

         J. This amendment and restatement of the Plan supercedes and controls the prior version of the Plan. However, the Plan rights of any participant who terminated employment prior to September 1, 1999 shall be governed by the terms of the Plan in effect prior to this restatement.


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